Exhibit 3.6

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

NONCUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES D

OF

FIRST WESTERN FINANCIAL, INC.

Section 1.           Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated “Noncumulative Perpetual Convertible Preferred Stock, Series D” (the “Series D Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 150,000 shares, which may be increased or decreased (but not below the number of shares of Series D Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series D Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

Section 2.           Ranking. The Series D Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with the Corporation’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A, Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Cumulative Perpetual Preferred Stock, Series C, and each class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock as to dividend rights and rights on liquidation, winding up or dissolution of the Corporation (collectively, the “Parity Securities”) and (2) senior to Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series D Preferred Stock as to dividend rights and rights on liquidation, winding-up or dissolution of the Corporation (the “Junior Securities”).

Section 3.           Definitions. As used herein with respect to the Series D Preferred Stock:

“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Common Stock” means the common stock, no par value per share, of the Corporation.

“Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Corporation and transfer agent as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Issue Date” means the date on which shares of the Series D Preferred Stock are first issued.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

Section 4.        Dividends.

(a)         From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.

(b)         Subject to Section 4(a) and Section 4(c), dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) commencing on the Issue Date. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series D Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c)          Dividends, if, when and as authorized and declared by the Board of Directors, will be payable, for each outstanding share of Series D Preferred Stock, at an annual rate of 9.00% of the $100 per share liquidation preference. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series D Preferred Stock paid later than the scheduled Dividend Payment Date.

(d)         Dividends on the Series D Preferred Stock are non-cumulative. If the Board of Directors does not authorize and declare a dividend on the Series D Preferred Stock or if the if Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series D Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.

(e)          So long as any share of Series D Preferred Stock remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Securities for or into other Junior Securities or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of Series D Preferred Stock and Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Section 5.                   Liquidation.

(a)         In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $100 per share of Series D Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon for only the then-current Dividend Period accrued through the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b)         In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series D Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)          The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.        Maturity. The Series D Preferred Stock shall be perpetual unless converted in accordance with the terms set forth herein.

Section 7.        Redemption.

(a)                                 Holders of the Series D Preferred Stock will have no right to require the Corporation to redeem or repurchase the Series D Preferred Stock and such shares are not subject to any sinking fund or similar obligation.

(b)                                 The Series D Preferred Stock will not be redeemable, in whole or in part, before July 20, 2017. On or after July 20, 2017, the Series D Preferred Stock will be redeemable at the option of the Corporation, at any time and from time to time, upon not less than 30 nor more 60 days’ notice by mail, at the following redemption prices, plus accrued and unpaid dividends, if any, for the then-current dividend period to the date fixed for redemption at a price of $100 per share.

(c)                                  If less than all of the outstanding shares of the Series D Preferred Stock are to be redeemed at the option of the Corporation, the total number of shares to be redeemed in such redemption shall be determined by the Board of Directors, and the shares to be redeemed shall be allocated pro rata or by lot as may be determined by the Board of Directors or by such other method as the Board of Directors may approve and deem fair and appropriate.

(d)                                 Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of the Series D Preferred Stock to be redeemed, at their respective addresses appearing on the stock books of the Company. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received, and failure to duly give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after such redemption date the shares to be redeemed shall not accrue dividends. If such notice is mailed as aforesaid, and if on or before the redemption date funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends, if any, thereon shall cease to accrue, and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right to receive the redemption price, without interest, upon surrender of the certificate representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Section 8.        Conversion Rights.

Each share of Series D Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such shares, into fully paid and nonassessable shares of Common Stock of the Corporation, pursuant to the following terms and conditions:

(a)                                 Initial Conversion Rate. Each share of Series D Preferred Stock shall be convertible into three and seven-tenths shares of Common Stock.

(b)                                 Adjustment. The Initial Conversion Rate shall be adjusted from time to time, as set forth in subparagraphs (i)-(iv) below.

(i)                                     If, at any time after the issuance of any shares of Series D Preferred Stock, the outstanding shares of Common Stock of the Corporation are subdivided into a greater number of such shares, then the number of shares of Common Stock into which each share of Series D Preferred Stock may be converted shall be proportionately increased, and, conversely, if, at any time after the issuance of any shares of Series D Preferred Stock, the outstanding shares of Common Stock of the Corporation are combined into a smaller number of such shares, then the number of shares of Common Stock into which each share of Series D Preferred Stock may be converted shall be proportionately decreased, such increase or decrease, as the case may be, to become effective at the close of business on the date such subdivision or combination becomes effective.

(ii)                                  If, at any time after the issuance of any shares of Series D Preferred Stock, the Common Stock of the Corporation issuable upon the conversion of the Series D Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, in any such event each holder of Series D Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series D Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(iii)                               If, at any time after the issuance of any shares of Series D Preferred Stock, the Common Stock of the Corporation is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise, as a part of such transaction, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders Series D Preferred Stock after such transaction to the end that the provisions of this Section 8 shall be applicable after that event and be as nearly equivalent as practicable. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such transaction assumes all of the Corporation’s obligation hereunder in a manner reasonably satisfactory to the Board acting in good faith.

(iv)                              In each case of an adjustment or readjustment of the Initial Conversion Rate, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series D Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Initial Conversion Rate in effect before and after such adjustment, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series D Preferred Stock.

(c)                                  Mechanics of Conversion. Each holder of Series D Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 8 shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series C Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder the actual share certificate(s) representing such shares of Common Stock such holder is entitled to. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series D Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(d)                                 Shares of Series D Preferred Stock duly converted in accordance with this Certificate of Designations will resume the status of authorized and unissued serial preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock, but not below the number of shares of Series D Preferred Stock then outstanding.

Section 9.        Voting Rights.

(a)                                 Except as expressly required by applicable law, or except as indicated below, the holders of the Series D Preferred Stock will not be entitled to receive notice of, or attend or vote at, any meeting of the stockholders of the Corporation.

(b)                                 Unless the vote or consent of the holders of a greater number of shares is then required by law, the affirmative vote or consent of the holders of at least a majority of the aggregate liquidation preference of the Series D Preferred Stock and of the shares of any Parity Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series D Preferred Stock and any such other series of Parity Stock will vote together as a single class without regard to series, will be necessary for authorizing, effecting or validating any variation or abrogation of the powers, preferences, rights, privileges, qualifications, limitations and restrictions of the Series D Preferred Stock or any such other series of Parity Stock by way of amendment, alteration or repeal, by merger or otherwise, of any of the provisions of the Articles of Incorporation of the Corporation, or of any amendment or supplement thereto, or otherwise (including any certificate of amendment or any similar document relating to any series of Corporation preferred stock). Notwithstanding the foregoing, the Corporation may, without the consent or sanction of the holders of Series D Preferred Stock, (a) authorize or issue capital stock of the Corporation ranking, as to dividend rights and rights on liquidation, winding up and dissolution, senior to, on a parity with or junior to the Series D Preferred Stock and (b) amend the Corporation’s Articles of Incorporation to increase the number of authorized shares of preferred stock.

Section 11.        Reservation of Common Stock. Promptly following the Issuance Date and at all times thereafter, the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 12.        Registration Rights.

(a)                                 If at any time the Corporation proposes to file a registration statement under the Securities Act with respect to an initial public offering of its Common Stock for its own account, then the Corporation shall give written notice of such proposed filing to the Holders at least 20 days prior to such anticipated filing date. Such notice shall offer the Holders the opportunity to register such amount of shares of Common Stock into which each share of Series D Preferred Stock is then convertible (“Registrable Common Shares”) as they may request (a “Piggyback Registration”). Subject to Section 12(b) hereof, the Corporation shall include in such Piggyback Registration all Registrable Common Shares with respect to which the Corporation has received written requests for inclusion therein within seven Business Days after such notice has been given to the Holders. Each Holder shall be permitted to withdraw all or any portion of the Registrable Common Shares of such Holder from the Piggyback Registration at any time prior to the effective date of the Piggyback Registration.

(b)                                 The Corporation shall permit the Holders to include all such Registrable Common Shares on the same terms and conditions as any similar securities, if any, of the Corporation included therein. Notwithstanding the foregoing, in the event that any Piggyback Registration involves an underwritten offering and the managing underwriter(s) participating in such offering advise in writing to the Holders requesting registration that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Corporation and of any holder of securities (including the Holders) shall be reduced to a number deemed satisfactory by such managing underwriter(s), provided that the securities to be excluded shall be determined on a pro rata basis, based upon the number or amount of securities requested to be registered by such Holders and the Corporation, respectively.

(c)                                  Within 60 days following the date the Corporation first meets the conditions for use of Form S-3, the Company shall prepare and file with the Securities and Exchange Commission a “shelf registration statement on Form S-3 covering all of the shares of Series D Preferred Stock (the “Registrable Preferred Shares”, and together with the Registrable Common Shares, the “Registrable Shares”) for a secondary or resale offering to be made on a continuous basis pursuant to Rule 415. The Corporation shall use reasonable best efforts to have the Form S-3 declared effective as promptly as practicable following its filing. The Corporation shall notify the Holders in writing as promptly as practicable after the Form S-3 is declared effective and shall simultaneously provide the Holders with copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby. For not more than thirty (30) consecutive days or for a total of not more than sixty (60) days in any twelve (12) month period, the Corporation may delay the disclosure of material non-public information concerning the Corporation, by suspending the use of any prospectus included in any registration contemplated by this Section, if such disclosure at the time is not, in the good faith opinion of the Corporation, in the best interests of the Corporation (an “Allowed Delay”); provided, that the Corporation shall promptly (a) notify the Holders in writing of the existence of (but in no event, without the prior written consent of a Holder, shall the Corporation disclose to such Holder any of the facts or circumstances regarding) an Allowed Delay, (b) advise the Holders in writing to cease all sales under the Form S-3 until the end of the Allowed Delay, and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(d)                                 The Corporation shall keep any such registration statements continuously effective under the Securities Act until the date which is the earlier date of when (i) the Registrable Shares included therein have been sold or (ii) such Registrable Shares may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144, pursuant to a written opinion letter from counsel to the Corporation to such effect, addressed and acceptable to the Corporation.

Section 13. Legend. Each certificate representing shares of Common Stock into which shares of Series D Preferred Stock have been converted shall bear the following legends (in addition to any legends required by applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY OTHER APPLICABLE FEDERAL SECURITIES LAWS CONVERING SUCH SECURITIES OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL IN FORM SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

The legend endorsed on a stock certificate pursuant to this Section 13, insofar as it relates to registration under the Securities Act of 1933, as amended, shall be removed and the Corporation shall issue a certificate without such legend to the holder of such shares, if such shares are registered under applicable federal securities laws and a prospectus meeting the requirements of the rules and regulations of the Securities and Exchange Commission is available or if such holder provides to the Corporation an opinion of counsel to such holder reasonably satisfactory to the Corporation, to the effect that a public sale, transfer or assignment of such shares may be made without registration and without compliance with any restrictions.

Section 14.       Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the Series D Preferred Stock. Upon the surrender of any certificate representing Series D Preferred Stock at such office, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 15.            Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreements shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 16.            Notices. Any notice required by the provisions of these Articles of Amendment to the Articles of Incorporation shall be in writing and shall be deemed effectively given upon the earlier of: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.